Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 25, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 5, 2018 was $18.3 million, or $0.38 per share ($0.38 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 5, 2018 decreased 3.5 percent to $204.9 million from net sales of $212.3 million for the prior year 13-week fiscal quarter ended April 29, 2017. Comparable store net sales for the 13-week period ended May 5, 2018 decreased 3.1 percent from comparable store net sales for the prior year 13-week period ended May 6, 2017. Online sales increased 6.1 percent to $23.1 million for the 13-week period ended May 5, 2018, compared to net sales of $21.8 million for the 13-week period ended April 29, 2017.

Due to the 53rd week in fiscal 2017, comparable store net sales for the quarter are compared to the prior year 13-week period ended May 6, 2017.

Net income for the first quarter of fiscal 2018 was $18.3 million, or $0.38 per share ($0.38 per share on a diluted basis), compared with $16.3 million, or $0.34 per share ($0.34 per share on a diluted basis) for the first quarter of fiscal 2017.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1074 for domestic calls or (612) 234-9960 for international calls and reference the conference code 449137. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 449137.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 455 retail stores in 43 states, which includes the closing of one store during fiscal May. As of the end of the fiscal quarter, it operated 456 stores in 43 states compared with 462 stores in 44 states at the end of the first quarter of fiscal 2017.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017

SALES, Net of returns and allowances	$204,897	$212,251

COST OF SALES (Including buying, distribution, and occupancy costs)	125,206	130,534

Gross profit	79,691	81,717

OPERATING EXPENSES:
Selling	45,853	46,918
General and administrative	10,578	9,761
	56,431	56,679

INCOME FROM OPERATIONS	23,260	25,038

OTHER INCOME, Net	1,487	935

INCOME BEFORE INCOME TAXES	24,747	25,973

PROVISION FOR INCOME TAXES	6,409	9,688

NET INCOME	$18,338	$16,285

EARNINGS PER SHARE:
Basic	$0.38	$0.34

Diluted	$0.38	$0.34

Basic weighted average shares	48,379	48,218
Diluted weighted average shares	48,550	48,344

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 5, 2018	February 3, 2018 (1)	April 29, 2017

CURRENT ASSETS:
Cash and cash equivalents	$168,387	$165,086	$207,868
Short-term investments	54,700	50,833	53,389
Receivables	7,061	8,588	8,487
Inventory	118,181	118,007	119,361
Prepaid expenses and other assets	19,182	18,070	7,295
Total current assets	367,511	360,584	396,400

PROPERTY AND EQUIPMENT	460,869	459,043	460,440
Less accumulated depreciation and amortization	(315,018)	(309,497)	(295,513)
	145,851	149,546	164,927

LONG-TERM INVESTMENTS	17,876	21,453	15,485
OTHER ASSETS	6,918	6,533	6,912

Total assets	$538,156	$538,116	$583,724

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,818	$29,387	$32,422
Accrued employee compensation	11,893	22,307	8,883
Accrued store operating expenses	19,699	15,646	17,494
Gift certificates redeemable	15,305	18,202	17,272
Income taxes payable	17,945	12,364	20,437
Total current liabilities	90,660	97,906	96,508

DEFERRED COMPENSATION	15,337	15,154	13,763
DEFERRED RENT LIABILITY	32,961	33,808	37,196
Total liabilities	138,958	146,868	147,467

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,044,895 shares at May 5, 2018, 48,816,170 shares at February 3, 2018, and 48,848,555 shares at April 29, 2017	490	488	488
Additional paid-in capital	145,761	144,279	141,042
Retained earnings	253,036	246,570	294,809
Accumulated other comprehensive loss	(89)	(89)	(82)
Total stockholders’ equity	399,198	391,248	436,257

Total liabilities and stockholders’ equity	$538,156	$538,116	$583,724

(1) Derived from audited financial statements.